Exhibit 10.1

CYTYC CORPORATION

AMENDED AND RESTATED

DIRECTOR COMPENSATION METHOD PLAN

(as amended and restated November 18, 2005)

1.	Purpose. Cytyc Corporation, a Delaware corporation (the “Company”), hereby adopts this Director Compensation Method Plan (the “DCM Plan”) to promote the long-term growth and financial success of the Company by attracting and retaining non-employee directors of outstanding ability and promoting a greater identity of interest between the Company’s non-employee directors and its stockholders.

2.	Administration.

2.1	The DCM Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”).

2.2	The Compensation Committee shall have the authority (i) to exercise all of the powers granted to it under the DCM Plan, (ii) to construe, interpret and implement the DCM Plan and all relevant documents, (iii) to prescribe, amend and rescind rules relating to the DCM Plan, and (iv) to make any determination necessary or advisable in administering the DCM Plan.

2.3	The determination of the Compensation Committee on all matters relating to the DCM Plan, or any document executed pursuant to the DCM Plan, shall be conclusive.

2.4	No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the DCM Plan.

3.	Eligibility. Only non-employee directors of the Company or any affiliate of the Company (“Eligible Directors”) shall participate in the DCM Plan.

4.	Common Shares Subject to the DCM Plan.

4.1	Shares. For purposes of the DCM Plan, “Shares” shall mean shares of common stock, par value $.01 per share, of the Company and any other stock into which such common stock shall thereafter be changed by reason of any merger, reorganization, recapitalization, consolidation, split-up, combination of shares or similar event as set forth in and in accordance with this Section 4.

4.2	Shares Available for Awards. Subject to Section 4.3 (relating to adjustments upon changes in capitalization), as of any date, the total number of Shares issuable under the DCM Plan shall be issued from the shares authorized for issuance pursuant to the Company’s 2004 Omnibus Stock Plan, including any successor plan.

4.3	Adjustments. Adjustments to the Shares shall be made in accordance with Section 17.4 of the Company’s 2004 Omnibus Stock Plan, including the applicable provision of any successor plan.

5.	Payment of Retainer, Meeting Fees and Service Awards.

5.1	In General. Commencing on the DCM Plan Effective Date (as herein defined), each Eligible Director may elect to receive payment of the annual retainer payable to such Director for services as a member of the Board and its committees (the “Retainer”) in cash or in Shares (provided, however, that the Board may determine that a portion of the annual retainer will be paid as Shares). Fees payable to such Director for meetings of the Board or committees of the Board (the “Meeting Fees”) shall be paid in cash, and any other service related grant of shares to a Director, approved by the Board from time to time, shall be paid in Shares (the “Service Award” and together with the “Retainer” and “Meeting Fees” collectively, “Director Compensation”). Each Eligible Director may elect to receive Director Compensation currently in accordance with the provisions of Section 5.2 (the “Current Payment Election”) or to defer Director Compensation (the “Deferred Payment Election”) in accordance with the provisions of Section 5.3. In the absence of an election, all payments to the Eligible Directors of the Retainer and the Meeting Fees shall be paid currently in cash and the Service Award, if any, shall be paid currently in Shares.

5.2	Election to Receive the Retainer in Shares Without Deferral. An Eligible Director may elect, with respect to any calendar year, to receive payment of the Retainer due for such calendar year in Shares (the “Current Payment Election”), valued at their Fair Market Value on the date on which such amounts become payable, by submitting an election form (“Current Payment Election Form”) to the Company at least 30 days prior to the beginning of any calendar year. Notwithstanding the foregoing, in an Eligible Director’s first year of eligibility for the DCM Plan, the Eligible Director may submit a Current Payment Election Form within 30 days of first becoming eligible for the DCM Plan, but only with regard to that portion of the Retainer which is earned by the Eligible Director after the date of such Current Payment Election. Except as provided herein, the beginning of such calendar year shall be the effective date of such election for payment of such Retainer. A Current Payment Election shall be effective only with respect to the Retainer that is earned and becomes payable after the effective date of the Current Payment Election. Any election made under this Section 5.2 shall continue in full force and effect, including for subsequent calendar years, until revoked by written notice to the Company, until superseded by a new Current Payment Election Form, or unless no longer permitted by law or regulations.

5.3	Elective Deferrals. An Eligible Director may elect to defer the payment of some or all of the Director Compensation (the “Deferred Amount”) by submitting an election form (a “Deferred Payment Election Form”) to the Company at least 30 days prior to any calendar year in which such Director Compensation would otherwise be earned and paid to the Eligible Director. Notwithstanding the foregoing, in an Eligible Director’s first year of eligibility for the DCM Plan, the Eligible Director may submit a Deferred Payment Election Form within 30 days of first becoming eligible for the DCM Plan, but only with regard to that portion of the Director Compensation which is earned by the Eligible Director after the date of Deferred Payment Election Form. Except as provided herein, any such election shall become effective for the calendar year following the calendar year in which such Deferred Payment Election Form is submitted to the Company. An election under this Section 5.3 shall continue in effect, until the end of the calendar year in which it is revoked by written notice to the Company, until it is superseded by a new Deferred Payment Election Form (which may not take effect until the start of the next calendar year), or immediately, if no longer permitted by law or regulation.

An Eligible Director may designate, in a Deferred Payment Election Form, one or more beneficiaries to receive any distributions under the DCM Plan upon the death of the Eligible Director, and such designation may be changed at any time by submitting a new designation in writing to the Company, which shall become effective immediately upon receipt by the Company. If no beneficiary is designated by an Eligible Director, distributions under the DCM Plan shall be made to the Eligible Director’s estate.

(a)	Cash Account: The Deferred Payment Election Form shall indicate: (i) any Retainer or Meeting Fees to be allocated to the “Cash Account” (the “Deferred Amount”); and (ii) the date on which the commencement of payments of Deferred Amounts (the “Distribution Date”) should begin, as contemplated by Section 5.4(a).

(b)

Share Account: The Deferred Payment Election Form shall indicate: any Retainer or Service Awards to be credited to an account (a “Share Account”) in units which are equivalent in value to Shares (“Share Units”) which shall comprise the “Deferred Amount”. The Deferred Amount allocated to the Share Account shall be credited to the Share Account no later than the end of the month during which the Eligible Director becomes entitled to payment of the Retainer and/or the Service Award. The number of Share Units credited to such Share Account shall be an amount equal to the sum of (a) the number of Shares granted under the Service Award and (b) the result obtained by dividing (i) the amount of the deferred Retainer allocated to the Share Account by (ii) the Fair Market Value of a Share on the business day on which the Eligible Director becomes entitled to payment of the Retainer. If Share Units exist in an Eligible Director’s Share Account on a dividend record date for the

Company’s Shares, the Share Account shall be credited, on the dividend payment date, with an additional number of Share Units equal to (x) the cash dividend paid on one Share, times (y) the number of Share Units in the Share Account on the dividend record date, divided by (z) the Fair Market Value of a Share on the dividend payment date.

5.4	Distributions.

(a)	Distribution Date. Each Eligible Director shall designate, on a Deferred Payment Election Form, one of the following dates as a Distribution Date with respect to the Deferred Amount credited to the Eligible Director’s Account thereafter: (i) the first day of a month following the Eligible Director’s separation from service with the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a fixed date in the future at least one year after the date of such deferral as specified on a Deferred Payment Election Form (which date may not be changed with regard to amounts deferred in the current or prior calendar years) or (iii) the earlier to occur of (i) or (ii). In the event of an Eligible Director’s death, all Deferred Amounts shall be paid no later than the end of the month following the occurrence of such event.

(b)	Share Account Distribution Method. Distributions shall be made from the Eligible Director’s Share Account in a single payment in the form of whole Shares, and cash representing any fractional interest in a Share.

(c)

Distributions for Unforeseeable Emergency. For the purpose of the DCM Plan, an unforeseeable emergency, as defined by Section 409A of the Code, is a severe financial hardship of the Eligible Director or his or her beneficiary resulting from an illness or accident of the Eligible Director or his or her beneficiary, the Eligible Director’s or his or her beneficiary’s spouse, or the Eligible Director’s or his or her beneficiary’s dependent (as defined in Section 152(a) of the Code); loss of the Eligible Director’s or his or her beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Director or his or her beneficiary. For example, the imminent foreclosure of or eviction from the Eligible Director’s or his or her beneficiary’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Section 152(a) of the Code) may also constitute an unforeseeable emergency. Except as otherwise provided in this Section 5.4(c), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether an Eligible Director or his or her beneficiary is faced with an unforeseeable emergency permitting a distribution under this Section 5.4(c) is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Eligible Director’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the DCM Plan. Distributions because of an unforeseeable emergency are limited to the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). An Eligible Director who wishes to request a distribution by reason of an unforeseeable emergency may submit a written request to the Compensation Committee outlining the nature of such emergency and the portion of any Deferred Amount (the “Early Distribution”) necessary to meet such emergency. The Compensation Committee, in its sole discretion and in accordance with the terms of this Section 5.4(c), shall determine the amount of any such Early Distribution to be paid.

5.5	Interest on Cash Deferrals. Any payments due an Eligible Director and deferred into the Cash Account shall be credited as of January 1, April 1, July 1 and October 1 of each year, with an amount equal to the balance in said account at the end of the preceding quarter, multiplied by the percentage that represents 25% of the prime rate of interest as reflected in the Wall Street Journal on the last business day of the preceding quarter.

6.

Definition of Fair Market Value. For purposes of this DCM Plan, in respect to the valuation of Shares, if the Company’s Common Stock is publicly traded, Fair Market Value” shall be determined as of the last business day for which prices or quotes are available and shall mean (a) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (b) the last reported sale price (on that date) of the Common Stock on the Nasdaq Stock Market, if the Common Stock is not then traded on a national securities exchange; or (c) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq Stock market. However, if the Common Stock is not publicly traded at the time a Share is to be credited to a Share Account under the DCM Plan, “Fair Market Value” shall be deemed to be the fair value of the Common Stock as determined by the Compensation Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length; provided, however, that the “Fair Market Value” of the stock issuable upon a Distribution Date pursuant to the DCM Plan within 120 days prior to the time the Company’s Common Stock is publicly traded shall be deemed to be equal to the initial per share purchase price at which the Company’s Common Stock is offered to the public.

7.	Section 409A of the Code. It is intended that all amounts deferred under this DCM Plan meet the requirements for nonqualified deferred compensation imposed by Section 409A of Code and this DCM Plan shall be operated in accordance with such requirements. To the extent that the Compensation Committee determines that an Eligible Director would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this DCM Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.

8.	Issuance of Certificates and Legal Compliance.

8.1	Restrictions on Transferability. All Shares delivered pursuant to an election made under Section 5 of the DCM Plan shall contain such restrictive legends and be subject to such stop-transfer orders and other restrictions as the Company may deem advisable or legally necessary under any laws, rules, regulations and other legal requirements including, without limitation, those of any stock exchange upon which the Shares are then listed and any applicable federal, state or foreign securities law.

8.2	Compliance with Laws. Anything to the contrary herein notwithstanding, the Company shall not be required to issue any Shares under the DCM Plan if, in the opinion of the Company’s General Counsel, the issuance and delivery of such Shares would constitute a violation by the Eligible Director or the Company of any applicable law or regulation of any governmental authority, including, without limitation, federal and state securities laws and the rules of any stock exchange on which the Company’s securities may then be listed. If and to the extent that the Compensation Committee determines that it would be illegal, impractical or inadvisable to issue Shares under the DCM Plan, or to the extent Shares are unavailable, the Compensation Committee shall make any distribution of Shares otherwise required under the DCM Plan in cash.

8.3

Listing, Registration and Legal Compliance. If the Compensation Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the DCM Plan, the issuance of Shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained. The term “Consent” as used herein with respect to any Plan Action means (a) the listing, registration or qualification of any Shares issued under the DCM Plan on any securities exchange or under any foreign, federal, state or local law, rule or regulation, (b) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, or (c) any and all written agreements and representations by an Eligible

Director with respect to the disposition of Shares or with respect to any other matter which the Compensation Committee shall deem necessary or desirable in order to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made.

8.4	Governing Law. The DCM Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

8.5	Rights as a Shareholder. An Eligible Director shall have no rights as a shareholder of the Company with respect to any Shares issuable under the DCM Plan until such Shares have been delivered to the Eligible Director.

9.	Tax Related Issues.

9.1	Withholding and Other Obligations. The Company shall require as a condition of delivery of any Shares or payment of any Deferred Amount to an Eligible Director that, if applicable, such Director remit an amount sufficient to satisfy any foreign, federal, state, local and other governmental withholding tax requirements relating thereto and any indebtedness or other obligation of the Eligible Director to the Company.

9.2	Unfunded DCM Plan. The DCM Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. The DCM Plan shall not establish any fiduciary relationship between the Company and any Eligible Director or other person and shall constitute a mere promise by the Company to make payments in the future. To the extent any person holds any rights by virtue of a pending deferral under the DCM Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

9.3	Rights Not Transferable or Subject to Alienation. No rights granted to an Eligible Director under this DCM Plan may be sold, assigned or otherwise transferred by the Eligible Director other than by will or the laws of descent or distribution; all rights granted to an Eligible Director under this DCM Plan may be exercised during the Eligible Director’s lifetime only by such Eligible Director. An Eligible Director’s rights to payments under the DCM Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by his creditors or his beneficiaries.

10.	DCM Plan Amendments and Termination. The Board may suspend or terminate the DCM Plan at any time and may amend it at any time, in whole or in part, provided that no amendment or termination may adversely affect any rights of any Eligible Director that have accrued prior to the date of such amendment or termination, and provided, further, that any amendment for which shareholder approval is required by law, shall not be effective until such approval has been obtained.

11.	Right of Discharge Reserved. Nothing in the DCM Plan shall confer upon any Eligible Director the right to continue in the service of the Company or affect any right that the Company may have to terminate the service of such Eligible Director.

12.	Other Payments or Awards. Nothing contained in the DCM Plan shall be deemed in any way to limit or restrict the Company, any affiliate, or the Board from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect, other than by use of the shares authorized under the Company’s 2004 Omnibus Stock Plan, including any successor plan.

13.	Severability. If any portion of the DCM Plan is declared by any court or governmental authority to be invalid, such invalidity shall not affect any portion not declared to be invalid. Any portion so declared to be invalid shall, if possible, be construed in a manner which will give effect to the terms of such portion to the fullest extent possible while remaining valid.

14.	Notices. All notices and other communications hereunder shall be given in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, or by reputable overnight delivery service. Any notice shall be deemed given on the date of delivery or mailing, and if mailed, shall be addressed (a) to the Company, at 250 Campus Drive, Marlborough, MA 01752, Attention: Compensation Committee (c/o Secretary), and (b) to an Eligible Director, at the Eligible Director’s principal residential address last furnished to the Company. Either party may, by notice, change the address to which notice to such party is to be given.

15.	Section Headings. The Section headings contained herein are for convenience only and are not intended to define or limit the contents of said Sections.

16.	Effective Date. This DCM Plan shall become effective immediately upon the approval of the DCM Plan by the Board, as reflected in a Board Resolution (the “DCM Plan Effective Date”).

17.	Exculpation. It is understood that the obligations incurred by the Company with respect to this DCM Plan do not constitute personal obligations of the Directors, officers, employees or shareholders and shall not create or involve any claim against, or personal liability on the part of, them or any of them. The Eligible Directors agree not to seek recourse against any such Directors, officers, employees or shareholders, or any of them or any of their personal assets for satisfaction of any liability under or with respect to the DCM Plan.

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